Exhibit 10.18

SERVICE AGREEMENT

This Service Agreement (hereinafter the “Agreement”) is entered into this 15th day of October 2007 between Lodemo y Asociados S.C.P., a Mexican Corporation with its primary place of business located at Calle 18, # 201-B x 23 y 25, Colonias Garcia Gineres, C.P. 97070, Merida, Yucatan, Mexico (hereinafter “Lodemo”); and Medical Discoveries, Inc., a Utah Corporation dba Global Clean Energy Holdings, with its primary place of business located at 6033 W. Century Blvd, Suite 1090, Los Angeles, CA 90045, USA (hereinafter “Global”).  The terms of this Agreement shall be binding upon the parties.

WITNESSETH:

WHEREAS, Global intends to secure land and establish and operate farming operations within the Republic of Mexico (hereinafter “Mexico”) for the purpose of growing Jatropha Curcas (hereinafter “Jatropha”), a non-edible agricultural product; and

WHEREAS, Global intends to harvest Jatropha seeds from its farming operations in Mexico and extract oil from the seeds for the purpose of selling the oil inside and outside Mexico as an energy source and biodiesel feedstock; and

WHEREAS, Global intends to construct and operate seed oil extraction facilities, and, in connection therewith, desires to set up logistics and transportation systems to transport production feedstocks, supplies, seed oil, biodiesel, and other end products; and

WHEREAS, Global intends to acquire professional services from Lodemo to support its activities and objectives as described in this Agreement; and

WHEREAS, the parties desire to set forth their specific understanding of their respective responsibilities and obligations associated with delivery of the services to be provided by Lodemo hereunder.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Global and Lodemo agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms and phrases have the following definitions:

“Facilities” means all physical assets purchased or intended for purchase by Global necessary to deliver the products and services defined in this Agreement; including structures, seeds, plants, fertilizer, planting materials and supplies, tools, machinery, equipment, and vehicles. For purposes of this Agreement, the Facilities shall not include any land.

“Project Operations & Capital Expenditure Budget” means a detailed and itemized estimate of projected yearly expenditures necessary for construction and operation of the Project based on anticipated progress and activity by the parties, as revised and amended from time to time in accordance with the terms hereof.

“Facility Manager” means Lodemo’s management representative with day-to-day operating responsibility for the Project.

“Farm” means the land owned or leased by Global in Mexico and all equipment necessary for the propagation, cultivation, and harvesting of Jatropha on such land.

 “Logistics” means those assets and services that are necessary for the transportation of labor, materials, products, by-product or waste to or from the operations of the Project, Farms and Facilities.

“Oil Extraction Facility” means the assets and services required for the removal of oil from the Jatropha seeds produced from the Farms and  for the storage of the seeds or oil.  Global shall acquire or construct, and thereafter own, the Oil Extraction Facility.  The construction or acquisition of the Oil Extraction Facility is not covered by this Agreement.  The operation of the Oil Extraction Facility, however, is included in this Agreement as part of the Project, and the operation of the Oil Extraction Facility shall be included as part of the Services.

“Product” means the amount of Jatropha seed oil and the amount of biomass byproduct produced as part of the Project.

“Project” means establishment, development, and operation of Global’s business to grow Jatropha in Mexico, to extract the oil from the Jatropha seeds, and the deliver of such oil to a buyer, including the purchase or lease of land in the name of Global, the establishment and operation of one or more Jatropha nurseries, the clearing, planting and cultivation of the Jatropha fields, the harvesting of the Jatropha seeds, the operation of Global’s oil extraction facilities, and the logistics associated with the foregoing.  The Project does not include the Joint Venture or the Biodiesel Refinery, which activities will be subject to one or more separate agreements between the parties hereto or their respective affiliates.

“Prudent Operating Practice” means any of the practices, methods and acts which, in the exercise of reasonable judgment in the light of the facts known at the time that a decision was made, could reasonably have been expected to accomplish the desired result at the lower reasonable cost, consistent with licensing and regulatory considerations, environmental considerations, reliability, safety and expedition.

“Construction & Operating Plan” means a forecast established by the parties for each year describing on a calendar month basis the requested level of production of Product from the Project for the following calendar year.

“Scheduled Output” means the designed capacity of the Project on a month to month basis as set forth in the Construction & Operating Plan.

“Services”  means the services to be provided by Lodemo under this Agreement required to accomplish the goals of the Project.

“Service Standards” has the meaning set forth in Section 3.2(a).

 “Utilities” means, collectively, those utilities which are utilized or required in connection with the Project, including electricity, fuel, water, wastewater, and temporary portable lavatories, applied or consumed in the operation of the Project and the supply or performance of Services.

“Joint Venture” means business arrangement the parties intend to establish for the purpose of designing, constructing, and operating a biodiesel manufacturing facility to be located in Yucatan, Mexico (hereinafter the “Biodiesel Refinery”).  The parties currently anticipate that any Joint Venture established by them shall be equally owned by them and will be financed, constructed,  and operated  on terms to be negotiated by them.

2.	SCOPE OF SERVICES

2.1.	General Scope of Services

Subject to Global’s payment obligations as more fully set forth in Section 6, Lodemo’s Services will include the following:

2.1.1.
Project Management.  Lodemo will provide Project Management services, which services, subject to the rights of the Global Project Manager to the extent granted herein, shall consist of implementing the Construction & Operating Plan, including the overall management and supervision of all aspects of the Project and the responsibility for ensuring the proper and timely performance of all Services to Global.  Project Management provided by Lodemo will be provided by senior Lodemo staff and include participation in meetings with Global, planning, reporting, scheduling, budgeting, and day-to-day direction of all staff and activities.

2.1.2.
Acquisition of Land Parcels.  In cooperation with and on Global’s behalf, Lodemo will identify potential land parcels suitable for nursery and Jatropha farming operations.  Lodemo will negotiate with land owners the terms for the long-term use of the land, either by sale or by lease, for the purpose of Jatropha farming.  Lodemo will assist Global by all necessary means to negotiate and consummate land sales and/or lease agreements.  Notwithstanding the foregoing, Lodemo shall not have the right to enter into any land agreements (lease or purchase) on behalf of Global, and Lodemo shall not have the right to bind or obligate Global in any such land agreements.  Nothing set forth in this Agreement obligates Global to enter into any land sales or lease Agreement, and Global shall have the sole right to determine whether to acquire land and the terms of such acquisition.  The land contracts shall be entered into by an affiliate of Global, organized in Mexico.

2.1.3.
Clearing of Land.  Lodemo will prepare all nursery and farming land parcels as required to allow for efficient planting, irrigation, drainage, and propagation of Jatropha.  Lodemo will clear trees, shrubs, structures, large rocks, and other foreign objects from the land as required.

2.1.4.
Nursery Construction and Operation.  Lodemo will set up and construct a Jatropha plant nursery at a site location approved by Global.  The nursery will be for the staging operations and storage and care of Jatropha seeds, seedlings, stem cuttings, and other materials and supplies necessary for nursery operations.  Global will be responsible for providing all Jatropha seeds, seedlings, stem cuttings, and other materials and supplies necessary for nursery operations.  Lodemo will provide staff for ongoing daily operations of the nursery.

2.1.5.
Planting and Cultivation of Jatropha.  Lodemo will plant and cultivate Jatropha on the land owned or leased by Global.  Planting will include transfer of seeds, seedlings, and/or established stem cuttings supplied by and through the nursery. Lodemo will provide high quality long-term care of the Jatropha to include irrigation, removal of weeds, and seasonal pruning.

2.1.6.
Jatropha Seed Harvesting and Transportation.  Upon proper plant maturity, Lodemo will harvest and clean all mature Jatropha seeds from all of Global’s planted land parcels described above in this Agreement on a periodic basis as required.  All Global Jatropha seeds harvested by Lodemo will be cleaned (removal of seed casings, stems, and leaves) and transferred by Lodemo to the Oil Extraction Facility or to another Yucatan oil extraction facility designated by Global.

2.1.7.
Operation of Oil Extraction Facilities.  Lodemo will assist Global in identifying suitable locations for one or more Oil Extraction Facilities.  Lodemo will provide all operations and logistics services for the management and operations of a Global Oil Extraction Facility.  The Oil Extraction Facility will be designed, constructed, and owned by Global.  Lodemo will be responsible for all operations and site logistics, including transfer and disposal of seed meal and transfer of seed oil to buyers and local Global biodiesel manufacturing facilities.

2.2.	Other Services

The parties understand that in the process of executing its Services, Global and Lodemo may from time to time hire or cause to be hired contractors and subcontractors to complete certain tasks.  If during the process of reviewing contractor and subcontractor proposals, Lodemo determines it can and desires to provide the same services for an equal or lower price and at an equal or better quality; Global will provide Lodemo the opportunity to enter into agreement and perform said services for its proposed price and under similar terms.

2.3.	Construction of Facilities

2.3.1.
Global Responsibilities.  Global will fund the Project’s costs and the fees and expenses set forth in this Agreement in the manner as specified in the Project Operations & Capital Expenditure Budget.  Global shall also provide the necessary technology, including plant and soil science expertise, for the setup and construction of one or more nurseries and for Farm operations as necessary for the bulk production of Jatropha seeds.  Global will provide all necessary funds, technology, engineering, procurement, and construction for the Oil Extraction Facilities.

2.4.	Operation of Facilities

2.4.1.
Services on Behalf of Global.  Subject to (a) Global’s right to exercise managerial control in accordance with default provisions as outlined in this Agreement, (b) Global’s other rights hereunder, and (c) the other provisions of this Agreement, Lodemo will provide its Services on behalf of and for the account of Global, will have full authority and responsibility for executing its Services, and will perform its Services according to expectations and at such times as directed by Global.

2.5.	Service Standards

2.5.1.
Standard of Quality.  Lodemo shall adhere to commercially reasonable standards in performing the Services in accordance with Global’s direction and expectations as communicated in writing and through Project meetings with Global from time to time and shall perform or cause to be performed the Services in all material respects in accordance with (i) Prudent Operating Practice, (ii) Lodemo’s standard practices for such services consistent with the scope and quality of similar services provided by Lodemo for itself in its other business activities,  and (iii) all reasonable instructions of Global (collectively, the “Service Standard”).

2.5.2.
Compliance/No Violations. Lodemo shall perform its Services in accordance with applicable laws, rules, regulations, permits and licenses and orders of governmental authorities as in effect from time to time (collectively referred to as “Applicable Law”).  Lodemo, in rendering its Services, shall have no obligation to take any action or otherwise to perform to the extent it reasonably believes such action or performance is or may be in violation of any Applicable Law or may involve any material risk to the Project, Facilities or Farm, or any part thereof, or any persons or property.

2.6.	Personnel

2.6.1.
Formation of Labor Management Company.  The parties understand and agree that Lodemo may create a new Mexican corporation (herein referred to as “NEW Co.”) to perform the functions of hiring in its name and managing personnel required for executing its Services under this agreement. In its function, NEW Co. will be responsible for all labor-related management functions, including all payroll operations and payment of social security and health and welfare contribution obligations.  Lodemo agrees that, notwithstanding the formation of New Co, Lodemo will be responsible for the supervising and managing NEW Co. and that Lodemo shall be responsible to Global under the terms of this Agreement for the actions or omissions of NEW Co.  Even though personnel required for execution of the Services may be employees of NEW Co., such personnel will remain under the sole and exclusive supervision and control of  Lodemo.  All Lodemo and NEW Co. employees will be properly classified, qualified, trained and supervised by Lodemo for the execution of the Services.

2.6.2.
Use of Employment Agencies.  In order to hire appropriate personnel and fulfill the staffing obligations under this Agreement, Lodemo is authorized to hire personnel through an employment agency or labor outsourcing company.  Additional fees required to hire personnel through an employment agency are considered Allowable Costs under the terms of this Agreement.  All employees acquired through any employment agency will remain under the sole and exclusive responsibility, supervision, and control of Lodemo.

2.6.3.
Right to Remove Personnel.  If Global determines in good faith that the continued assignment of any person, subcontractor, or employment agency performing or providing Services is not in accordance with the requirements and standards set forth in this Agreement, Global may deliver a notice to Lodemo stating its complaint and requesting removal and/or replacement of such person(s), subcontractor, or employment agency.  Promptly after its receipt of such complaint and request by Global, Lodemo will investigate the matters stated in the complaint and request and discuss its own findings with Global.  If Global still, in good faith, requests removal and/or replacement of such person(s), subcontractor, or employment agency, Lodemo will promptly remove and/or replace that person(s), subcontractor, or employment agency with one of suitable ability and qualifications reasonably acceptable to Global.  In such cases, all costs incurred for the removal and replacement of such person(s), subcontractor, or employment agency, as well as any damages or repairs caused, will be considered as Non-Allowable Costs.

2.7.	Utilities

Lodemo will arrange for all necessary temporary and permanent Utilities to be provided to the nursery, any Farm, and any Oil Extraction Facility.  In providing such Utilities, Lodemo will use such Utilities prudently and provide such services as economically as possible for such operation in connection with the Services.

2.8.	Raw Materials, Supplies and Packaging Material.

Lodemo may acquire on behalf of Global all minor raw materials and supplies reasonably necessary for the Project, including maintenance, repair and operating supplies, spare parts, packaging materials, and utilities services and facilities required by Global and for execution of the Services.  Such reasonably necessary minor raw materials and supplies are subject to periodic review by Global, but shall be considered as Allowable Costs.

2.9.	Maintenance and Repairs

In the course of conducting operations and performing its Services, Lodemo may provide maintenance and repairs which may or may not involve capital expenditures, in accordance with Global’s quality standards and standard Lodemo practice.  If, in the reasonable opinion of Lodemo, capital expenditures are required with respect to proper operation and maintenance of the Project, Lodemo may make such capital expenditures directly and consider them as Allowable Costs provided that such capital expenditures are planned and included in the Project Operations & Capital Expenditure Budget.   If such capital expenditures are not planned and included in the Project Operations & Capital Expenditure Budget or exceed the amounts included in the Project Operations & Capital Expenditure Budget, Lodemo may make such capital expenditures directly and consider them as Allowable Costs provided that Lodemo will not proceed without Global’s written consent, which shall not be unreasonably withheld, prior to approving any capital project in excess of $5,000 for any one expenditure or collectively for all related expenditures.

2.10.	Global’s Presence at Site

During all of Lodemo’s activities and for the purpose of reviewing Lodemo’s progress and performance, Global will have total unrestricted access to all Project locations, including the nursery, farms, Oil Extraction Facility, and any other sites where Global’s materials are stored or work under this Agreement is being conducted.

2.11.	Permits and Licenses

Lodemo shall be responsible for obtaining and maintaining in Global’s name any and all permits or licenses required by Applicable Law relating to the construction, operation, and ownership of the Project, Farm, Facilities or Logistics (but not relating to employees or other labor hired by Lodemo or New Co.).  In the event that under Applicable Law Lodemo is required to be a party to such permits or licenses, Lodemo shall hold those permits and licenses on behalf of Global and for Global’s account.  Lodemo or New Co. shall obtain and maintain all permits and licenses required by Applicable Law to hire the employees and laborers used in the Project, including persons working on the Farms, in the nursery, and in the Oil Extraction Facility.  All direct costs associated with obtaining and maintaining permits are considered Allowable Costs.  Lodemo shall be responsible for obtaining and maintaining such permits and licenses.

3.	BUDGETING

3.1.	The Budgeting Process

Lodemo shall, for each calendar year, provide Global with Lodemo’s proposed annual (i) Construction & Operating Plan and (ii) Project Operations & Capital Expenditure Budget (hereinafter the “Budget”).  The draft Construction & Operating Plan and Budget is attached hereto as Exhibits D and E, which Construction & Operating Plan and Budget will be updated and submitted for approval by Global; all subsequent annual Construction & Operating Plans and Budget’s will be delivered to Global at least 90 days prior to the beginning of each subsequent calendar year.  Global shall provide prompt review and comments to Lodemo as soon as reasonably practicable, but no later than forty five (45) days after receipt of the proposed Construction & Operating Plan and Budget.  Global’s comments may include questions, comments, objections or suggested modifications which Global may have with respect to such proposed plan and budget, and the parties shall cooperate with each other in developing a mutually acceptable Construction & Operating Plan and Budget. Global must approve the Construction & Operating Plan and Budget in writing before they may be considered valid and before costs associated with the Construction & Operating Plan and Budget may be considered as Allowable Costs.  If Global does not approve the annual Construction & Operating Plan and Budget by December 15 of the applicable calendar year, Lodemo will continue to perform the Services and continue operations in accordance with the previous year’s Construction & Operating Plan and Budget, until such time as a new Construction & Operating Plan and Budget may be established through negotiation or according to dispute resolution methodology described in Section 15.  Lodemo will provide Global with a monthly reconciliation of actual expenditures compared to the Budget, and Global and Lodemo will review annual Construction & Operating Plans and Budgets jointly on a monthly basis.  The annual Construction & Operating Plan and Budget may be revised with the written consent of both parties during monthly reviews to reflect revisions necessitated by changed circumstances, including changes in law, scope, emergencies, and force majeure events.

3.2.	Budget Detail and Format

Information included in the annual Construction & Operating Plan and Budget, as well as all supporting data, formulas, calculations, and back-up information will be available for review at any time by either party and will be shared upon request by the parties.  Annual Construction & Operating Plans and Budgets will be provided by Lodemo in significant detail consistent with common professional practice and in a form that Global may request in order for it to adequately provide review and make prudent business decisions.

4.	MANAGEMENT AND CONTROL

4.1.	Responsibility of Personnel

Except as otherwise provided in this Agreement, Lodemo shall have exclusive managerial control over and responsibility for its personnel (and any personnel hired by New Co.), any subcontractors, and suppliers in the execution of its Services.  Such control shall include decision making authority over coordination and scheduling of labor, logistics, and operations; provided, however, that such control shall be effected in a manner which does not adversely affect the quality of service, result in delays, or violate or contradict any labor laws, rules, or moral obligations applicable to employees under the responsibility, supervision and control of  either Lodemo, its subcontractors or suppliers, NEW Co., or any employment agency performing services hereunder, and such employees shall not be required to report to any person who is not ultimately reporting up through Lodemo.

4.2.	Global Right to Review

Global reserves the right to review the management practices of Lodemo, its subcontractors and suppliers, NEW Co., and any employment agency performing services hereunder to determine and ensure that the Services are managed using methods that are not detrimental to safety and health of any employed person, or are not in violation of applicable standards or laws.

4.3.	Global Project Manager

Global shall have the right at any time to appoint a Global representative as the person responsible for overall strategic planning and management of the Project and who may be located at any given time at any of the Facilities (the “Global Project Manager”).  The Global Project Manager may also be assisted in his work by other Global staff.  The Global Project Manager’s function shall be to provide overall direction regarding the Project, including (i) the purchasing/leasing land, (ii) approving changes to the Budget, (iii) establishing overall practices and procedures for planting and harvesting Jatropha plants and seeds, and (iv) monitoring Lodemo’s progress in carrying out the Construction & Operating Plan.  The Global Project Manager and his staff, if any, will not provide supervision of Lodemo construction, operations, or logistics personnel and will not otherwise be responsible for, or involved in, the day-to-day operations of the Project.  Global shall bear all costs and expense associate with its Global Project Manager and related staff.  The Global Project Manager and staff will be provided access to all Facilities and financial and operating records of the Project, and at the Global Project Manager’s request, will have the right to participate in Lodemo’s planning, scheduling, and budgeting activities and meetings convened concerning operations or the execution of its Services (“Management Meetings”).

4.4.	Project Management Meetings

Lodemo will plan and arrange for monthly project management meetings to occur on or about the 20th day of every calendar month during the term of the Agreement (Management Meetings”).  Through the Management Meetings, the parties shall perform progress and budget reviews and coordinate any shutdowns, curtailments, service outages, and changes to operations.

5.	ENVIRONMENTAL POLICIES

5.1.	Environmental Plan

As a part of its Services, Lodemo shall provide Global with a project environmental plan, which will include a description of its waste collection and disposal strategy, land clearing and biomass disposal strategy, site drainage plans, and its plan for providing any other services in accordance with local and national environmental laws and Global’s corporate polices and practices.

5.2.	Environmental Permits

On behalf of Global, Lodemo will apply for and bear responsibility for acquiring any required environmental permits and/or licenses, and will maintain and administer said permits and/or licenses for the Project and Facilities.

6.	COMPENSATION FOR SERVICES

As compensation for Lodemo providing the Services herein, Global shall make payments to Lodemo as follows:

6.1.	Allowable and Non-Allowable Costs

Allowable and Non-Allowable Costs for the Project shall be determined as follows.

6.1.1.	Allowable Costs

"Allowable Costs" shall mean the actual costs described in this Subsection that are paid or payable by Lodemo and necessarily incurred during performance of the Services.  Allowable Costs are subject to additions or deductions which may be made in accordance with this Agreement.  Allowable Costs shall only include the following items:

6.1.1.1. Direct costs of salaries and wages actually paid to Lodemo's full-time employees listed in Exhibit "B".  Other personnel who are specifically named in Exhibit "B" may also be charged to the Project to the extent that use of such personnel is included in the Budget or otherwise approved by Global.  Any changes to such chargeable personnel during the course of the Project must be approved in writing by Global.

6.1.1.2. A factor of fifteen percent (15%) (Lodemo's "Labor Burden Rate") of the actual salaries and wages described in Subsection 6.1.1 above to compensate Lodemo for the cost of all statutory payroll taxes levied or assessed by any governmental body during the performance of the Services, including but not limited to retirement, unemployment taxes and unemployment insurance, and worker's compensation costs; and for the cost of any and all company paid employee benefits, including but not limited to holiday pay, vacation pay, sick leave, retirement plans, group medical and life insurance benefits.  The Labor Burden Rate shall be applied to all hours at the salaries or wages listed in Exhibit “B”.

6.1.1.3. Actual direct cost to Lodemo of non-employee agency personnel in accordance with the amounts paid pursuant to the applicable agency hire agreements plus an allowance of five percent (5%) to compensate Lodemo for its overhead costs pertaining to such personnel.

6.1.1.4. Actual cost of amounts paid or payable by Lodemo to its subcontractors and vendors for services performed pursuant to subcontracts and purchase orders which have been reviewed and approved by Global.

6.1.1.5. Actual direct cost to Lodemo of all materials and equipment incorporated into the Services by Lodemo including the direct costs of transportation thereof.  Said costs shall be invoiced at actual trade and quantity discount prices, when applicable.  Any salvage value actually realized by Lodemo at the end of the Project for any excess items paid for by Global shall be a credit for Global's account.

6.1.1.6. Actual direct costs to Lodemo of rental charges for all necessary construction machinery and equipment utilized in the Services, exclusive of small tools, including the direct costs of installation, dismantling, removal, maintenance, oil and grease; insurance; transportation and delivery.  Such rental charges shall not exceed the prevailing rates in the area of the Project.

6.1.1.7. Actual and reasonable travel and subsistence expenses of Lodemo’s Site Personnel listed in Exhibit "B" hereto while traveling in the discharge of duties in connection with the Services.  Lodemo shall use its best efforts to obtain the lowest cost for such travel and expenses.

6.1.1.8. Actual direct costs of sales and use taxes directly relating to the Services that are imposed by governmental authorities and paid by Lodemo on behalf of Global.

6.1.1.9. Costs of clean-up and removal of debris.

6.1.1.10. Costs incurred due to an emergency affecting the safety of persons and property.

6.1.1.11. Costs of site security services for protection of the Services and Project unless provided by Global.

6.1.1.12. Project-related license fees required by statute.

6.1.1.13. Construction, building, or environmental permit fees paid by Lodemo when approved in advance and in writing by Global.

6.1.1.14. Other actual direct costs incurred in the performance of the Services if and to the extent such costs are incurred in the course of Lodemo’s execution of the Plan and are contemplated in the Budget as approved in accordance with this Agreement.

6.1.1.15. Costs of claims, remedial actions, fines and damages resulting from Global’s refusal or failure to implement plans and courses of actions specified in the annual Plan and Budget, including any labor termination and subcontractor termination cost.

6.1.2.	Non-Allowable Costs

"Non-Allowable Costs" shall mean the direct and/or indirect costs described in this Subsection 6.1.2.  All such Non-Allowable Costs are included in Lodemo's Management Fee set forth in Section 6.4 and/or as provided by mutual written agreements, including Change Orders, as provided for in this Agreement.  Lodemo shall not be entitled to receive any additional reimbursement for any of the items described as follows:

6.1.2.1. All direct and indirect operating, maintenance and overhead costs of any kind relating to Lodemo's principal and branch offices which is not dedicated to or reserved for use on the Project, including but not limited to office space, furniture and equipment; rent; maintenance; local telephone; utilities; depreciation; security; furniture; office equipment; office supplies; property taxes; the development of construction manuals, standards or computer programs; personnel training other than for safety training; and janitorial services.  The parties agree that Global shall only pay or reimburse Lodemo for any expenses related to its offices that are dedicated to or reserved for the use of the Project is Global has approved such offices in writing.

6.1.2.2. Any expenses relating to Lodemo's operating capital, including interest on Lodemo's capital employed in support of the Services.

6.1.2.3. All costs arising out of grossly negligent acts or omissions by Lodemo, any subcontractor, vendor or anyone directly or indirectly employed by any of them, or for whose acts any of them may be liable, for: (a) all costs including defense costs, losses and damages arising out of Lodemo's indemnity obligations to the extent defined in Article 8 hereof; and (b) the cost of all deductibles and losses not covered by any of the insurance policies required to be provided pursuant to Article 8 hereof.

6.1.2.4. All costs incurred, at any time during the course of executing the Services by Lodemo, any subcontractor, vendor or anyone directly or indirectly employed by any of them, or for whose acts any of them may be liable, for correction, removal, replacement and disposal of any non-conforming work, materials or equipment to the extent defined in this Agreement.

6.1.2.5. All costs incurred by Lodemo for bonuses, stocks options, profits sharing arrangements and similar incentive programs.

6.2.	Reimbursement for Allowable Direct Costs

Lodemo will maintain complete and detailed records of all of its direct and actual out-of-pocket costs and expenses related to the Project or otherwise subject to this Agreement.  On or about the 20th day of each month during the term of this Agreement, Lodemo will submit its monthly application for payment (“Monthly Invoice”).  Lodemo’s Monthly Invoice will include a detailed record of the previous month’s direct and actual costs including employee man-hours and costs, agency personnel man-hours and costs, subcontractor costs, material costs, and equipment costs.  All direct costs must be supported as Allowable Costs by verifiable documentation including timesheets and receipts.  Undocumented or Non-Allowable Costs costs will not be reimbursed.

6.3.	Operating Account

6.3.1.	Establishment of Operating Account

Lodemo and Global shall establish a local depository account at a bank or other institution approved in writing by Global (the "Operating Account").  If requested by Global, all funds in the Operating Account shall be invested in a cash management program approved by Global ("Cash Management Account").  Lodemo will be authorized to make deposits and withdrawals from the Operating Account and Cash Management Account in accordance with this Agreement and within the guidelines of the then current Budget.  Project funds shall not be commingled with Lodemo's other funds and only Project funds shall be deposited in the Operating Account and in no other account.  Lodemo shall pay all of its direct costs authorized to be paid under this Agreement out of the Operating Account or Cash Management Account.

6.3.2.	Funding of Operating Account

On or before the 1st day of each month, Global agrees to deposit into the Operating Account or Cash Management Account funds in an amount sufficient to maintain the Minimum Balance.  The term “Minimum Balance” when used herein shall mean an amount equal to the projected operating and capital expenses of the Project projected for the following two months, as forecasted in the Budget, less any existing balances in the Operating Account.  If, upon review of Lodemo’s Monthly Invoice it is determined that Lodemo has expended funds from the Operating Account or Cash Management Account determined by Global to be Non-Allowable Costs, either Lodemo will replace these funds directly or credit Global by the same amount in the following month’s Monthly Invoice.  If the Non-Allowable costs are not replaced or credited, the Minimum Balance will be reduced by the same amount invoiced as a Non-Allowable Cost.

6.4.	Management Fees

6.4.1.	Basic Fee

On a monthly basis, Global shall pay to Lodemo for the duration of this Agreement, a Management Fee equal to the greater of (i) $60 per hectare per year ($5 per hectare per month) for every full hectare planted and under cultivation in Jatropha, and (ii) the monthly fee shown by schedule in Exhibit A (hereinafter the “Minimum Fee”).  Notwithstanding the foregoing, if at the time the Management Fee is determined the number of hectares planted and under cultivation is less than the amount set forth on Exhibit A solely as a result of Lodemo’s failure to comply with its obligations under this Agreement, including its obligations to provide land aggregation, nursery and planting Services in a timely manner, the Minimum Fee shall be readjusted to reflect the number of hectares not planted as a result of Lodemo’s failure to comply.

6.4.2.	Performance Payment

Global will pay to Lodemo an incentive to reduce costs of operation of the Project, Farm and Facilities.  Lodemo will be paid 20% of the reduction in actual direct costs (Allowable Costs) below the approved annual Budget for each year it reduces said costs.  This cost reduction applies to all costs including land leases and other direct costs.  This reduction may not in any way adversely impact quality of Product, worker treatment, safety or long term viability of the Farm or Project or violate any law or environmental rule or policy.

6.4.3.	Provision for Transfer of Oil to Mexico Joint Venture

As additional compensation for Lodemo’s Services under this Agreement and its agreement to enter into the Joint Venture, Global agrees to sell 10% of the net Jatropha seed oil produced by the Project to the Joint Venture for exclusive use as feedstock for the Biodiesel Refinery.  The price at which such Jatropha seed oil will be sold to the Joint Venture shall equal Global’s actual cost of production, including the allocated portion of the payments made by Global to Lodemo under this Agreement (excluding this Subsection 6.4.3).

6.4.4.	Improved Production Bonus

Global will provide to Lodemo an incentive for increased oil production from the Project.  Twenty percent (20%) of all oil produced by Global as part of the Project in excess of the projected baseline production shown in Exhibit C (as amended with the mutual consent of the parties from time to time) will be sold to the Joint Venture at the same average cost as other oil sold by Global during any given month for exclusive use as feedstock to the Joint Venture.

6.4.5.	Biomass Sales Incentive

Global will pay to Lodemo an incentive for all sales of the biomass byproduct produced from the seed oil extracted at the Oil Extraction Facility (hereinafter the “Biomass Incentive”).  The Biomass Incentive will be 50% of the net price of the sale, which will be calculated by subtracting from the actual price received the amount of the actual handling costs of the biomass, including shipping, from the gross sales price.  The Biomass Incentive will be paid within 30 days of receipt by Global of funds from the buyer.

All potential sales of biomass are subject to review by Global, and Global reserves the right to either accept or reject any potential sale.  However, if Global chooses to sell the biomass to a buyer for a lower price than an alternate buyer, Global will pay to Lodemo its Biomass Incentive based on the documented price of the alternate buyer.

6.4.6.	Payment of Redundancy Costs in the Event of Suspension or Termination

At any time during the term of this Agreement, upon suspension or termination of this Agreement or the supply or performance of Services hereunder, in whole or in part, or upon cessation of production at the Project, or upon any major reduction by Global in the quantity of Products to be produced at the Project hereunder, in each case for any reason other than a breach by Lodemo of this Agreement, Global shall reimburse Lodemo for all direct costs incurred in separation and outplacement associated with any of Lodemo’s or it’s subcontractor’s personnel or employees to the extent made redundant as a result of any such suspension, termination, cessation, or permanent reduction or shutdown, or major reduction. Any direct costs incurred and approved according to terms described in this Section will be debited from any remaining balance of funds previously advanced by Global to Lodemo through the Operating Account or Cash Management Account.

7.	INSURANCE

Each party shall purchase and maintain its own insurance in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, including insurance against public liability and property damage.  Both parties will work together to minimize the existence of non-required or redundant insurance coverages. Notwithstanding, the parties agree to purchase appropriate insurance coverage for the risks related to this Project.  These risks and insurance coverage may include heavy rainfall, hurricanes, floods, fire and explosion damage.  Cost of insurance is generally an Allowable Cost, but must be approved in advance in writing by Global.

8.	THIRD PARTY INDEMNIFICATION

To the extent not covered by insurance, Lodemo agrees, to the fullest extent permitted by law, to indemnify, defend, and hold Global and its officers, agents, and employees of Global harmless from and against any and all third party claims, demands, causes of action, damages, losses, and expenses of whatsoever nature, character, or description, regardless of merit thereof, which are or may be asserted against Global by any person or entity, and which arise out of or result from, in whole or in part, (i) the negligent acts or omissions of Lodemo in the performance of the Services under this Agreement, or (ii) the breach by Lodemo of any terms of this Agreement. The acceptance of the Services by Global shall not operate as a waiver of such right of indemnification.

To the extent not covered by insurance, Global agrees, to the fullest extent permitted by law, to indemnify, defend, and hold Lodemo, its officers, directors, employees, and subcontractors harmless from and against all third party claims, demands, causes of action, damages, losses, and expenses of whatsoever nature, character, or description, regardless of the merit thereof, which are or may be asserted against Lodemo by any person or entity, and which arise out of or result from, in whole or in part, (i) the negligent acts or omissions of Global in the performance of Lodemo’s obligations under this Agreement, or (ii) the breach by Global of any terms of this Agreement.

9.	LIMITATION OF LIABILITY AND DISCLAIMER

Each party to this Agreement shall only be liable to the other party and its agents and employees for losses sustained by the other party and its agents and employees directly as a result of the first party’s lack of performance under this Agreement and losses resulting from intentional misconduct or gross negligence by the first party, its employees, it’s subcontractors (including the employees of NEW Co.).  Neither party shall be liable for special, incidental, indirect, punitive or consequential damages under this Agreement; provided that this limitation shall not apply in the case of a party’s willful acts.  Anything contained herein to the contrary notwithstanding, Global acknowledges that Lodemo makes no representation or warranty of any kind with respect to having past experience in the provision of the Services, the financial viability of the Project, or the fitness of Jatropha oil for its intended use as a feedstock.

10.	TAXES

Global shall reimburse Lodemo on a current basis for all taxes, excises or other charges which Lodemo may be required to pay to any government (federal, state, or local) relating to the Project, whether current in nature or as the result of any tax audit, by reason of any of its activities hereunder and not otherwise provided for herein.  Notwithstanding the foregoing, Global shall not be required to reimburse Lodemo for taxes on or measured by Lodemo’s fees, net income or profit,

11.	OWNERSHIP

Under the terms of this Agreement, Lodemo shall not receive or acquire legal or equitable ownership or possession rights in any part of the Project or to any of Global’s assets.  Any ownership or equity interest Lodemo may ultimately receive will be covered under a separate agreement.

Except for the rights of access and operation granted in this Agreement, Lodemo shall not receive or acquire any legal or equitable ownership or possession rights to any part of the Project or any of Global’s personal or real property contained or stored at the Project or the Facility.  This exclusion to access and ownership includes seed oils and/or chemicals stored in tanks, trucks, railcars, tanks or barges.

The following documents shall be collectively referred to in this Agreement as the “Project Documents”:  all information, intellectual property, work product, and all documents (each in whatever medium or format, including computerized reports and information on disk) related to arising out of the Project, and the performance of the Services, including, without limitation, all land plans, maps, engineering studies, soil studies, geological studies, and other engineering information, all documentation prepared or obtained by Lodemo or Global in preparation for filings with or filed with a governmental or quasi-governmental agency  plans and specifications and environmental reports, and all other studies, tests, work product, analyses, development plans, studies, drawings, designs, and sketches, memoranda, construction documents, marketing plans, financial analyses, books, records, data, and reports prepared or obtained by Lodemo or Global, their its employees, agents, consultants or subcontractors relating in any manner to the Project.  The Project Documents shall be and remain the sole and exclusive property of Global, and Global shall have the right to use such for any purpose without any additional compensation to Lodemo.  Lodemo shall acquire no ownership rights in the Project Documents, but shall have the right to use such Project Documents in performance of the Services hereunder.  Lodemo acknowledges that it is acting as an agent of Global, and all of the work product and Project Documents, and other intellectual property created, produced, or procured by Lodemo or any consultant or subcontractor, regardless of form of medium, are the sole property of Global, and constitute a “Work Made for Hire”.  If any services or processes or products are patentable, Global may, at its option, apply for a patent and the patent, if issued, shall be in Global’s name and be the sole property of Global.  All trademarks, trade names, logos, and other copyrightable materials shall be owned by Globable and may be registered by Global.

12.	CONFIDENTIALITY

Neither party shall, directly or indirectly, disclose, communicate, divulge, furnish or make accessible or available, in whole or in part, to any person, firm, company, corporation or other entity, other than to its employees and other representatives to the extent necessary to discharge and perform its obligations under this Agreement or as required by any law or regulation, any data, know—how, drawings, plans, written instructions, or other writings, processes, techniques, methods, designs, inventions, materials, formula, equipment, machinery, devices and the like (whether or not patentable) of a secret and confidential nature, and any other confidential information, material or matter, or trade secrets, relating or pertaining to the business of the other party that it learns of pursuant to this Agreement including, any such information relating to the processes and equipment for the production of products by the process used in the Project or by a similar process.

13.	TERM

Unless terminated pursuant to Section 14, the term of this Agreement shall commence on the date hereof and continue for 20 years from the date hereof. At the expiration of the term, or upon termination pursuant to Section 14, Global shall continue to own all rights to the contracts, land, agricultural output, Facilities, Products, intellectual rights, and all other Project assets.  Sections 8, 9, 11 and 12 shall survive the termination of this Agreement.

14.	TERMINATION FOR DEFAULT; FORCE MAJEURE

14.1 In the event Lodemo is in default in the performance of any obligation under this Agreement and shall fail to diligently proceed to correct such default within thirty (30) calendar days following written notice from Global (or such longer time period to the extent the cure of the default is of a nature so as to require more time, provided that Lodemo commences the cure and continues the prosecution of the cure until completed) , or if Lodemo dissolves, files a petition in bankruptcy, or makes a general assignment for the benefit of its creditors, or if a petition in bankruptcy is filed against Lodemo or a receiver is appointed for reasons of insolvency; Global may, without prejudice to any other rights or remedies Global may have, terminate this Agreement by written notice.  In the event of termination for default, Global may take possession of and finish the Services by whatever method Global deems expedient. In such event, Lodemo shall be liable for all damages sustained by Global by reason of such termination, whether at law or in equity.  Global's right to require strict performance of any and all obligations in this Agreement shall not be affected by any previous waiver, forbearance or course of dealing prior to such termination.  Global shall be entitled to recover its reasonable attorneys' fees, costs and disbursements in any action successfully brought to enforce its rights under this Agreement.

14.2 Global shall have the option, exercisable in good faith at its reasonable judgment, to terminate this Agreement, upon 90 days’ prior written notice to Lodemo, if both (i) an event of Infeasibility has occurred, and (ii) Global thereafter ceases to independently pursue the Project.  For purposes of this Agreement, “Infeasibility” shall mean the inability of the parties to proceed with the Project or impracticality of the Project for reasons beyond their reasonable control, including, without limitation:

1. Political actions of a governmental agency that makes the Project more costly or time consuming or financially burdensome to undertake, including, without limitation, restrictions on land ownership or use, restrictions on the processes involved in the Project, nationalization of the Project, or enactment of laws that significantly and adversely affect the Project.

2. Determination that the oil extraction process does not result in commercially significant quantities of usable oil, or that the price for such oil makes the Project commercially unsustainable.

3. Natural disaster that affects a material portion of the Project (including the Jatropha plants, the distribution system, or the Oil Extraction Facility), and is not able to be corrected within twelve months.

4. Unexpectedly high costs of operations, provided that high costs shall not be grounds for claiming Infeasibility unless the overall operating costs exceed 200% of the Budget.

15.	CLAIMS AND DISPUTE RESOLUTION

All claims and disputes and other matters in question arising out of or relating to this Agreement or the breach thereof, shall be submitted first to voluntary Mediation, and if Mediation is not successful, then to binding Arbitration, in accordance with the then-current Model Procedure for Mediation of Business Disputes of the Center for Public Resources.  Arbitrators and Mediators shall be jointly selected by the parties, and have experience in international dispute resolution involving business between Mexico and the United States.  Judgment on any arbitration award may be entered in a court of any competent jurisdiction.

The prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements in any action brought to enforce or its rights under this Agreement or to interpret the provisions of this Agreement.  The existence of any claim, dispute or legal proceeding shall not relieve Lodemo from its obligation to properly perform its Services during such Mediation or Arbitration proceedings as set forth herein.

Notwithstanding the above, before either party pursues Mediation or Arbitration, the parties agree to attempt to resolve any dispute amicably at a meeting to be attended by persons with decision-making authority.  If, within thirty (30) calendar days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they agree to resolve the dispute according to the Mediation and Arbitration dispute resolution process described in this Section.

16.	MISCELLANEOUS

16.1.	Successors and Assigns

Except as expressly provided below, neither this Agreement nor any right, interest or obligation hereunder may be assigned by either party without the prior written consent of the other, except that (i) either party may assign this Agreement to an Affiliate of such party; provided that the party assigning this Agreement shall remain liable notwithstanding such assignment, (ii) Lodemo may assign this Agreement in whole to any purchaser of its business and assets, but as a condition of any such assignment, shall procure the written assumption of this Agreement, and (iii) Global may assign this Agreement to any purchaser of all or substantially all of the assets of the Project, provided that Global shall, as a condition of any such assignment, procure the written assumption of this Agreement by such assignee.  The terms, covenants and conditions contained in this Agreement, including the obligations of indemnity contained herein, are binding upon and inure to the benefit of Lodemo and Global and their respective successors and permitted assigns and shall survive any transfer of the ownership or control of Lodemo or Global.

(The remainder of this page is intentionally left blank)

17.	ENTIRETY OF AGREEMENT

This Agreement contains the full and complete understanding of the parties pertaining to the Project and the Services and supersedes any and all prior representations, negotiations, agreements or understandings between the parties, whether written or oral.  This Agreement may not be modified except by a subsequent writing executed by both parties.

The parties hereby execute this Agreement by their respective duly authorized representatives as of the Effective Date stated in the preamble of this Agreement.

Medical Discoveries, Inc.	Lodemo y Asociados S.C.P. (Lodemo)
dba Global Clean Energy Holdings (Global)

**EXHIBIT A**

**MINIMUM FEE SCHEDULE**

Page 21 of 23

02551/0002 163175.5

**Exhibit A**
**Minimum Fee Schedule**

| Month | Payment Schedule | | | |
|---|---|---|---|---|
| | Expected Fee | Minimum | Est. Allowable | MINIMUM |
| -3 | $ - | $ - | $ 5,000 | $ 5,000 |
| -2 | $ - | $ - | $ 5,000 | $ 5,000 |
| -1 | $ - | $ - | $ 5,000 | $ 5,000 |
| 1 | $ 1,665 | $ 1,665 | $ 5,000 | $ 6,665 |
| 2 | $ 3,330 | $ 3,330 | $ 5,000 | $ 8,330 |
| 3 | $ 4,995 | $ 4,995 | $ 5,000 | $ 9,995 |
| 4 | $ 6,660 | $ 6,660 | $ 5,000 | $ 11,660 |
| 5 | $ 8,325 | $ 8,325 | $ 5,000 | $ 13,325 |
| 6 | $ 9,990 | $ 9,990 | $ 5,000 | $ 14,990 |
| 7 | $ 13,320 | $ 13,320 | $ 5,000 | $ 18,320 |
| 8 | $ 16,650 | $ 16,650 | $ 5,000 | $ 21,650 |
| 9 | $ 19,980 | $ 19,980 | $ 5,000 | $ 24,980 |
| 10 | $ 23,310 | $ 23,310 | $ 5,000 | $ 28,310 |
| 11 | $ 26,640 | $ 26,640 | $ 5,000 | $ 31,640 |
| 12 | $ 29,970 | $ 29,970 | $ 5,000 | $ 34,970 |
| 13 | $ 33,300 | $ 33,300 | $ 5,000 | $ 38,300 |
| 14 | $ 36,630 | $ 36,630 | $ 5,000 | $ 41,630 |
| 15 | $ 39,960 | $ 39,960 | $ 5,000 | $ 44,960 |
| 16 | $ 43,290 | $ 43,290 | $ 5,000 | $ 48,290 |
| 17 | $ 46,620 | $ 46,620 | $ 5,000 | $ 51,620 |
| 18 | $ 49,950 | $ 49,950 | $ 5,000 | $ 54,950 |
| 19 | $ 53,280 | $ 50,000 | | $ 50,000 |
| 20 | $ 56,610 | $ 50,000 | | $ 50,000 |
| 21 | $ 59,940 | $ 50,000 | | $ 50,000 |
| 22 | $ 63,270 | $ 50,000 | | $ 50,000 |
| 23 | $ 66,600 | $ 50,000 | | $ 50,000 |
| 24 | $ 69,930 | $ 50,000 | | $ 50,000 |
| 25 | $ 73,260 | $ 50,000 | | $ 50,000 |
| 26 | $ 76,590 | $ 50,000 | | $ 50,000 |
| 27 | $ 79,920 | $ 50,000 | | $ 50,000 |
| 28 | $ 83,250 | $ 50,000 | | $ 50,000 |
| 29 | $ 86,580 | $ 50,000 | | $ 50,000 |
| 30 | $ 89,910 | $ 50,000 | | $ 50,000 |
| 31 | $ 91,575 | $ 50,000 | | $ 50,000 |
| 32 | $ 93,240 | $ 50,000 | | $ 50,000 |
| 33 | $ 94,905 | $ 50,000 | | $ 50,000 |
| 34 | $ 96,570 | $ 50,000 | | $ 50,000 |
| 35 | $ 98,235 | $ 50,000 | | $ 50,000 |
| 36 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 37 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 38 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 39 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 40 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 41 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 42 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 43 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 44 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 45 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 46 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 47 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 48 | $ 99,900 | $ 50,000 | | $ 50,000 |

Page 1 of 3 Pages

# Exhibit A
## Minimum Fee Schedule

| Month | Payment Schedule | | | |
|---|---|---|---|---|
| | Expected Fee | Minimum | Est. Allowable | MINIMUM |
| 49 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 50 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 51 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 52 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 53 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 54 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 55 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 56 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 57 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 58 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 59 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 60 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 61 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 62 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 63 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 64 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 65 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 66 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 67 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 68 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 69 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 70 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 71 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 72 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 73 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 74 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 75 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 76 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 77 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 78 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 79 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 80 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 81 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 82 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 83 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 84 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 85 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 86 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 87 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 88 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 89 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 90 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 91 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 92 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 93 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 94 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 95 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 96 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 97 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 98 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 99 | $ 99,900 | $ 50,000 | | $ 50,000 |

Page 2 of 3 Pages

## Exhibit A
### Minimum Fee Schedule

| Month | Payment Schedule | | | MINIMUM |
|---|---|---|---|---|
| | Expected Fee | Minimum | Est. Allowable | |
| 100 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 101 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 102 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 103 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 104 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 105 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 106 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 107 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 108 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 109 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 110 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 111 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 112 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 113 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 114 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 115 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 116 | $ 99,900 | $ 50,000 | | $ 50,000 |
| 117 | $ 99,900 | $ 50,000 | | $ 50,000 |

Page 3 of 3 Pages

## EXHIBIT B

## LODEMO PERSONNEL

**Lodemo Personnel will be identified at a future time and their selection will be mutually agreeable between Lodemo and Global.**

Page 22 of 23

02551/0002 163175.5

**EXHIBIT C**

**BASELINE PRODUCTION**

Page 23 of 23

02551/0002 163175.5

## Exhibit C
## Basline Production

| Month | 20k Ha Oil Production Schedule | | | | | Monthly | Cumulative |
|---|---|---|---|---|---|---|---|
| | 1st Planting | 2nd Planting | 3rd Planting | 4th Planting | 5th Planting | US Gals | US Gallons |
| -3 | - | - | - | - | - | - | |
| -2 | - | - | - | - | - | - | |
| -1 | - | - | - | - | - | - | |
| 1 | - | - | - | - | - | - | |
| 2 | - | - | - | - | - | - | - |
| 3 | - | - | - | - | - | - | - |
| 4 | - | - | - | - | - | - | - |
| 5 | - | - | - | - | - | - | - |
| 6 | - | - | - | - | - | - | - |
| 7 | - | - | - | - | - | - | - |
| 8 | - | - | - | - | - | - | - |
| 9 | - | - | - | - | - | - | - |
| 10 | - | - | - | - | - | - | - |
| 11 | - | - | - | - | - | - | - |
| 12 | - | - | - | - | - | - | - |
| 13 | - | - | - | - | - | - | - |
| 14 | - | - | - | - | - | - | - |
| 15 | 1,332 | - | - | - | - | 1,332 | 1,332 |
| 16 | 1,332 | - | - | - | - | 1,332 | 2,665 |
| 17 | 1,332 | - | - | - | - | 1,332 | 3,997 |
| 18 | 1,332 | - | - | - | - | 1,332 | 5,329 |
| 19 | 1,332 | - | - | - | - | 1,332 | 6,661 |
| 20 | 1,332 | 1,332 | - | - | - | 2,665 | 9,326 |
| 21 | 1,332 | 1,332 | - | - | - | 2,665 | 11,990 |
| 22 | 1,332 | 1,332 | - | - | - | 2,665 | 14,655 |
| 23 | 1,332 | 1,332 | - | - | - | 2,665 | 17,319 |
| 24 | 1,332 | 1,332 | - | - | - | 2,665 | 19,984 |
| 25 | 1,332 | 1,332 | 1,332 | - | - | 3,997 | 23,981 |
| 26 | 1,332 | 1,332 | 1,332 | - | - | 3,997 | 27,978 |
| 27 | 2,665 | 1,332 | 1,332 | - | - | 5,329 | 33,307 |
| 28 | 2,665 | 1,332 | 1,332 | - | - | 5,329 | 38,636 |
| 29 | 2,665 | 1,332 | 1,332 | - | - | 5,329 | 43,965 |
| 30 | 2,665 | 1,332 | 1,332 | 1,332 | - | 6,661 | 50,626 |
| 31 | 2,665 | 1,332 | 1,332 | 1,332 | - | 6,661 | 57,287 |
| 32 | 2,665 | 2,665 | 1,332 | 1,332 | - | 7,994 | 65,281 |
| 33 | 2,665 | 2,665 | 1,332 | 1,332 | - | 7,994 | 73,275 |
| 34 | 2,665 | 2,665 | 1,332 | 1,332 | - | 7,994 | 81,268 |
| 35 | 2,665 | 2,665 | 1,332 | 1,332 | 1,332 | 9,326 | 90,594 |
| 36 | 2,665 | 2,665 | 1,332 | 1,332 | 1,332 | 9,326 | 99,920 |
| 37 | 2,665 | 2,665 | 2,665 | 1,332 | 1,332 | 10,658 | 110,578 |
| 38 | 2,665 | 2,665 | 2,665 | 1,332 | 1,332 | 10,658 | 121,236 |
| 39 | 3,997 | 2,665 | 2,665 | 1,332 | 1,332 | 11,990 | 133,227 |
| 40 | 3,997 | 2,665 | 2,665 | 1,332 | 1,332 | 11,990 | 145,217 |
| 41 | 3,997 | 2,665 | 2,665 | 1,332 | 1,332 | 11,990 | 157,207 |
| 42 | 3,997 | 2,665 | 2,665 | 2,665 | 1,332 | 13,323 | 170,530 |
| 43 | 3,997 | 2,665 | 2,665 | 2,665 | 1,332 | 13,323 | 183,853 |
| 44 | 3,997 | 3,997 | 2,665 | 2,665 | 1,332 | 14,655 | 198,508 |
| 45 | 3,997 | 3,997 | 2,665 | 2,665 | 1,332 | 14,655 | 213,163 |
| 46 | 3,997 | 3,997 | 2,665 | 2,665 | 1,332 | 14,655 | 227,818 |
| 47 | 3,997 | 3,997 | 2,665 | 2,665 | 2,665 | 15,987 | 243,805 |
| 48 | 3,997 | 3,997 | 2,665 | 2,665 | 2,665 | 15,987 | 259,792 |

Page 1 of 3 Pages

**Exhibit C**
**Basline Production**

| Month | 20k Ha Oil Production Schedule | | | | | Monthly | Cumulative |
|---|---|---|---|---|---|---|---|
| | 1st Planting | 2nd Planting | 3rd Planting | 4th Planting | 5th Planting | US Gals | US Gallons |
| 49 | 3,997 | 3,997 | 3,997 | 2,665 | 2,665 | 17,319 | 277,111 |
| 50 | 3,997 | 3,997 | 3,997 | 2,665 | 2,665 | 17,319 | 294,431 |
| 51 | 3,997 | 3,997 | 3,997 | 2,665 | 2,665 | 17,319 | 311,750 |
| 52 | 3,997 | 3,997 | 3,997 | 2,665 | 2,665 | 17,319 | 329,070 |
| 53 | 3,997 | 3,997 | 3,997 | 2,665 | 2,665 | 17,319 | 346,389 |
| 54 | 3,997 | 3,997 | 3,997 | 3,997 | 2,665 | 18,652 | 365,041 |
| 55 | 3,997 | 3,997 | 3,997 | 3,997 | 2,665 | 18,652 | 383,693 |
| 56 | 3,997 | 3,997 | 3,997 | 3,997 | 2,665 | 18,652 | 402,344 |
| 57 | 3,997 | 3,997 | 3,997 | 3,997 | 2,665 | 18,652 | 420,996 |
| 58 | 3,997 | 3,997 | 3,997 | 3,997 | 2,665 | 18,652 | 439,648 |
| 59 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 459,632 |
| 60 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 479,616 |
| 61 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 499,600 |
| 62 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 519,584 |
| 63 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 539,568 |
| 64 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 559,552 |
| 65 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 579,536 |
| 66 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 599,520 |
| 67 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 619,504 |
| 68 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 639,488 |
| 69 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 659,472 |
| 70 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 679,456 |
| 71 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 699,440 |
| 72 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 719,424 |
| 73 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 739,408 |
| 74 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 759,392 |
| 75 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 779,376 |
| 76 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 799,360 |
| 77 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 819,344 |
| 78 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 839,328 |
| 79 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 859,312 |
| 80 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 879,296 |
| 81 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 899,280 |
| 82 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 919,264 |
| 83 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 939,248 |
| 84 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 959,232 |
| 85 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 979,216 |
| 86 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 999,200 |
| 87 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,019,184 |
| 88 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,039,168 |
| 89 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,059,152 |
| 90 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,079,136 |
| 91 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,099,120 |
| 92 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,119,104 |
| 93 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,139,088 |
| 94 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,159,072 |
| 95 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,179,056 |
| 96 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,199,040 |
| 97 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,219,024 |
| 98 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,239,008 |
| 99 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,258,992 |

Page 2 of 3 Pages

**Exhibit C**
**Basline Production**

| Month | 20k Ha Oil Production Schedule | | | | | Monthly | Cumulative |
|---|---|---|---|---|---|---|---|
| | 1st Planting | 2nd Planting | 3rd Planting | 4th Planting | 5th Planting | US Gals | US Gallons |
| 100 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,278,976 |
| 101 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,298,960 |
| 102 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,318,944 |
| 103 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,338,928 |
| 104 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,358,912 |
| 105 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,378,896 |
| 106 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,398,880 |
| 107 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,418,864 |
| 108 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,438,848 |
| 109 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,458,832 |
| 110 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,478,816 |
| 111 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,498,800 |
| 112 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,518,784 |
| 113 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,538,768 |
| 114 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,558,752 |
| 115 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,578,736 |
| 116 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,598,720 |
| 117 | 3,997 | 3,997 | 3,997 | 3,997 | 3,997 | 19,984 | 1,618,704 |

Page 3 of 3 Pages